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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of City National Corporation of our report, dated January 19, 1996, on our audits of the consolidated balance sheets of Riverside National Bank ("Riverside") and its subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended which report is included in Riverside's Annual Report to Shareholders and incorporated by reference into Riverside's annual report on form 10-KSB for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.



McGladrey & Pullen, LLP
/s/ McGladrey & Pullen, LLP
Riverside, California
December 17, 1996